Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, VP & Marketing Manager

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

Joseph W. Adams Joins Wayne Bank as Senior Vice President

March 19, 2024, Honesdale, PA – Jim Donnelly, President and CEO of Wayne Bank, announced the appointment of Joseph W. Adams as Senior Vice President and Director of Wealth Management and Investment Services for Wayne Bank.

Adams most recently served as Director for Norwood Financial Corp and Wayne Bank, having resigned that position during the March 19, 2024 board meeting.

In his new role, Adams will provide leadership to the Bank’s Wealth Management and Trust Services department and Norwood Investment Corp.

Mr. Donelly stated, “Norwood Financial Corp and Wayne Bank have been fortunate to enjoy Joe’s extensive experience and guidance for over nine years during his tenure as Director. I am delighted that we will continue to benefit from those qualities, as well as his leadership and expertise in the field of wealth management and investment services. This is an exciting evolution for Wayne Bank and its employees, customers, and shareholders.”

Adams has 39 years of financial management experience and has held titles including Business Manager, Financial Advisor, School Superintendent, and Senior Executive Vice President of Wealth Management. He was a Wayne County Commissioner and served as a member of the PA House of Representative for the 139th District of Pike and Wayne Counties.

Adams earned a B. S. in Economics and Finance and an MBA in Accounting and Finance from the University of Scranton. He is also a Certified Financial Planning Curriculum Graduate from Pace University.

Adams is an organizer of the Emergency Food Relief Program, which has raised over $400,000 in donations to feed 1600 local families. He was a former Chairman and a 30-year member of the Human Resource Center Board and a founding member of the Fall Music Festival and the Kelly Lalley Fund. He’s a member of the Honesdale Lions Club, the COAL Foundation, and the Committee to Renovate Hawley’s Bingham Park, as well as a former board member of NEPA Alliance, the Lake Region Chamber of Commerce, the Wayne County Family Center, the Wayne County Library Advisory Committee, the Wayne County YMCA, the Wayne County Children and Youth Advisory Board, and the Committee to relocate the historic White Mills Fire Hall. A former Chairman and member of the Palmyra Township Planning Committee, Adams has helped organize the effort to save the historic Hankins Dam, build the outdoor dog play park at Dessin Animal Shelter, and build Western Wayne’s softball Field. He’s volunteered his time as a Wallenpaupack and Honesdale Biddy Basketball Referee, Wallenpaupack Biddy Basketball Coach, Wallenpaupack Teener League Umpire, and Wallenpaupack American Legion Baseball Coach. Adams is a 40-year member of the Honesdale Golf Club, a 40-year member of Cold Hill Hunting Club, and a lifelong member of Murphy Hunting Club. He resides in Hamlin with his wife, Kathy.

Wayne Bank is a wholly-owned subsidiary of Norwood Financial Corp. Wayne Bank is a Member FDIC, an Equal Housing Lender, and is headquartered in Honesdale, Pennsylvania. The Bank has 29 Community Offices serving Wayne, Pike, Monroe, Lackawanna, and Luzerne Counties in Pennsylvania, along with Delaware, Sullivan, Otsego, Ontario, and Yates Counties in New York, including those offices operating under the Bank of Cooperstown and Bank of the Finger Lakes brands. The stock of Norwood Financial Corp trades on the NASDAQ Global Market under the symbol— NWFL.

###